Exhibit 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE

CONTACT:	Don Tomoff Vice President, Finance and Treasurer Jo-Ann Stores, Inc. 330/463-6815 http://www.joann.com

Jo-Ann Stores Announces Realignment of Chairman,
President and CEO Roles

HUDSON, OH – November 21, 2005 – Jo-Ann Stores, Inc. (NYSE:JAS) announced today that it will expand its executive leadership by separating the role of chairman from that of the newly created position of president and chief executive officer. The change will allow the Company to accelerate its ongoing strategic transformation while bringing sharper focus to the execution of the strategy and the management of day-to-day operations.

Under the new structure, Alan Rosskamm, currently chairman, president and chief executive officer, will serve as executive chairman with primary responsibility for the strategic direction, vision, and culture of the Company. An immediate nationwide search will be launched to fill the new position of president and chief executive officer, who will report to Mr. Rosskamm and assume responsibility for day-to-day operations and execution of the Company’s strategy. Mr. Rosskamm will continue to serve as president and chief executive officer during the search process.

Mr. Rosskamm stated, “I believe passionately in the Company’s superstore strategy and our vision for the future. We have a great brand, the leading market position in sewing, and a large and growing share of the market for crafts. As we continue to transform our business from traditional fabric stores to superstores offering a wide assortment of crafts and fabrics, it is clear that we must focus sharply on retail execution and operational excellence. Now is the right time to bring in someone with whom I can partner to accelerate change and secure our future growth and success.”

Gregg Searle, Jo-Ann’s lead independent director, said, “The directors are united in support of Alan’s leadership and strategic vision for the Company. And we agree that this new executive structure will provide the appropriate organizational foundation to take the Company to the next level of growth and performance.”

Jo-Ann Stores, Inc. (http://www.joann.com), the leading national fabric and craft retailer with locations in 47 states, operates 691 Jo-Ann Fabrics and Crafts traditional stores and 154 Jo-Ann superstores.